UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2008

HARVARD BIOSCIENCE, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33957	04-3306140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Holliston, MA 01746

(Address of Principal Executive Offices) (Zip Code)

(508) 893-8999

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 14, 2008, Harvard Bioscience, Inc. (the “Company”) appointed Thomas McNaughton, Jr., as the Company’s new Chief Financial Officer.

Mr. McNaughton, 48, most recently provided from January 2008 to September 2008 financial consulting services, primarily to an angel-investing group and a silicon manufacturing start-up. From 2005 to 2007, Mr. McNaughton served as Vice President Finance and Chief Financial Officer for Tivoli Audio, LLC, a venture capital-backed global manufacturer of premium audio systems. Prior to joining Tivoli Audio, LLC, from 1990 to 2005, Mr. McNaughton served in various managerial positions in the areas of financial reporting, treasury, investor relations, and acquisitions within Cabot Corporation, a global manufacturer of fine particulate products, and served from 2002 to 2005 as Finance Director, Chief Financial Officer of Cabot Supermetals, a $350 million Cabot division that provides high purity tantalum and niobium products to the electronics and semiconductor industries. Mr. McNaughton practiced from 1982 to 1990 as a Certified Public Accountant in the audit services group of Deloitte & Touche, LLP. Mr. McNaughton holds a B.S. in accounting and finance from Babson College.

On November 14, 2008, the Company entered into an employment agreement, with an effective date of December 15, 2008, with Mr. McNaughton. The agreement is initially for a period of one year; however, the agreement automatically extends for an additional year on each anniversary of the effective date unless either party has given notice, not less than 90 days prior to such date, that it does not wish to extend the agreement. The current term of this agreement will expire in December 2009 unless extended automatically or otherwise. This agreement provides for the payment of base salary and incentive compensation and for the provision of certain other benefits to Mr. McNaughton. Mr. McNaughton’s initial salary is $235,000, re-determined annually by the Compensation Committee. The agreement requires Mr. McNaughton to refrain from competing with the Company and from soliciting Company employees for a period of 12 months following termination for any reason. The agreement also provides for certain payments and benefits should his employment with the Company be terminated because of death or disability, by Mr. McNaughton for good reason or by the Company without cause, as further defined in the agreement. In general, in the case of a termination by Mr. McNaughton for good reason, or by the Company without cause, Mr. McNaughton will receive up to one year’s salary and bonus, an extension of benefits for one year and an acceleration of vesting for stock options and restricted stock which otherwise would vest during the next 12 months. Upon a change of control, as defined in the agreements, Mr. McNaughton is eligible for payment of up to one year’s salary and bonus, an extension of benefits for one year and an acceleration of vesting for all outstanding stock options and restricted stock.

Mr. McNaughton was also appointed as the Company’s Principal Accounting Officer on November 14, 2008, replacing Susan Luscinski.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
10.1	Employment Agreement with Thomas McNaughton dated November 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.

Date: November 18, 2008	By:	/s/ Susan Luscinski
Susan Luscinski
Chief Operating Officer